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                                                                 EXHIBIT (A)(5)


MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602


CONTACT:     Edward McCarthy of Beacon Hill Partners, Inc.
             (212) 843-8500



FOR IMMEDIATE RELEASE



     GREENVILLE, SOUTH CAROLINA, January 15, 1998--Madison River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Shelter Properties VII Limited Partnership, Century Properties Fund XIV, Century Properties Fund XV and Century Properties Fund XVIII. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Monday, January 26, 1998. The offers were previously scheduled to expire at 12:00 midnight on Thursday, January 15, 1998.

     Madison River reported, based on information provided by the depositary for the offers, that as of the close of business on January 14, 1998, approximately 1,496 interests had been tendered pursuant to the Shelter Properties VII offer, approximately 2,155.9 interests had been tendered pursuant to the Century Properties XIV offer, approximately 2,809 interests had been tendered pursuant to the Century Properties XV offer and approximately 4,351.5 interests had been tendered pursuant to the Century Properties XVIII offer.

     For further information, please contact Beacon Hill Partners at
(800) 854-9486, which is acting as the Information Agent for the offers.





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